Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated March 3, 2015

J.P.Morgan

J.P. Morgan Optimax Market-Neutral Index

Performance Update - March 2015

OVERVIEW

The J.P. Morgan Optimax Market-Neutral Index (the "Index") is a J.P. Morgan strategy that seeks to generate returns through the dynamic selection of up to 18 commodities (the "Basket Constituents") based on a modern portfolio theory approach to portfolio allocation.

[1] Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backtested weekly Index closing levels from February



Optimax MN Index
S&P GSCI ER Index
180
160
140
120
100
80
60
40
20
0
Feb-05
Feb-07
Feb-09
Feb-11
Feb-13
Feb-15

- Dynamic long-short exposure to a portfolio of commodities that is rebalanced monthly based on a rules-based methodology with a target annualized volatility of 5% or less;
- Algorithmic portfolio construction intended to utilize momentum across commodities to inform market-neutral portfolio allocation;
- Provides an alternative approach to investing in commodities through a long-short strategy intended to produce absolute returns;
- Levels published on Bloomberg under the ticker CMDTOMER.

Hypothetical and Actual Historical Volatility – February 28, 2005 to February 27, 2015[1]



Optimax MN Index
S&P GSCI ER Index
Target Volatility
60%
50%
40%
30%
20%
10%
0%
Feb-05
Feb-07
Feb-09
Feb-11
Feb-13
Feb-15



Recent Index Composition ("Basket Constituents")[3]

	February 2015	March 2015
Brent Crude	-8.9%	-10.0%
WTI Crude	7.9%	-1.9%
Gas Oil	-10.0%	-7.0%
Gasoline	-5.0%	0.0%
Heating Oil	-4.1%	10.0%
Natural Gas	0.1%	-2.6%
Silver	-1.5%	-4.8%
Gold	10.0%	10.0%
Zinc	10.0%	10.0%
Nickel	1.5%	0.0%
Lead	-3.3%	-6.5%
Copper	-10.0%	-1.0%
Aluminum	10.0%	10.0%
Soybean	2.9%	10.0%
Wheat	0.4%	-2.5%
Coffee	7.3%	-2.9%
Sugar	-6.6%	-10.0%
Corn	-0.6%	-0.9%

Recent Index Performance

	Dec 2014	Jan 2015	Feb 2015
Historical Return[1]	0.31%	-0.54%	-5.92%

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com March 02, 2015

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
 Correlation - February 27, 2015

                                 Three Year Annualized   Five Year Annualized    Ten Year Annualized   Ten Year Annualized                             Sharpe
                                 Return 1                Return 1                Return 1              Volatility2             Ten Year Correlation 4  Ratio4
Optimax Market-Neutral Index     -0.5%                   1.4%                    2.3%                  5.6%                    100.0%                  0.42
S&P GSCI Excess Return Index     -15.7%                  -6.4%                   -7.4%                 24.2%                   5.0%                    -0.31

Notes

1  Represents  the  performance  of  the  Index  based  on, as applicable to the relevant  measurement  period,  the hypothetical backtested weekly Index closing levels  from  February  28,  2005 through May 2, 2008, and the actual historical performance  of  the  Index  based on the weekly Index closing level from May 6,
2008  through  February 27, 2015, as well as the performance of the S&P GSCI[TM]
Excess  Return  Index  ("S&P GSCI[TM]") over the same period. For the purpose of the chart illustrated on page 1, each index was set equal to 100 on February 28,
2005.  For  calculations of recent performance table on page 1 and comparison of hypothetical and historical performance table on page 2 actual index levels have been  used.  There is no guarantee that Optimax will outperform the S&P GSCI[TM]
or any alternative strategy. Source: Bloomberg and JPMorgan.

2  Calculated  from  the  historical  returns,  as  applicable  to  the relevant measurement  period,  of the indices using historical rolling daily returns. For any  given  day, represents the annualized volatility of each index's arithmetic daily returns for the 126 -index day period preceding that day. The back-tested, hypothetical,  historical  annualized volatility has inherent limitations. These volatility  results  were  achieved  by  means of a retroactive application of a back-tested  volatility  model  designed  with  the  benefit  of  hindsight.  No representation  is  made  that in the future the Index and the S&P GSCI[TM] will have  the  volatilities  as  shown  above  or that the Index will outperform any alternative  investment strategy. Alternative modeling techniques or assumptions might  produce  significantly  different  results  and  may  prove  to  be  more appropriate.  Actual  annualized  volatilities  may  vary  materially  from this analysis. Source: Bloomberg and JPMorgan.

3 On a monthly basis, J.P. Morgan Securities Ltd., or JPMSL, acting as the Index calculation  agent,  will  rebalance  the Index to take synthetic long and short positions in the Basket Constituents based on mathematical rules that govern the
Index  and  track the returns of the synthetic portfolio above cash. The weights for  each  Basket Constituent will be adjusted to comply with certain allocation constraints, including constraints on individual Basket Constituents, as well as the individual sectors. The sum of the weights is zero.

4 Volatility and correlation are based on daily returns over the past ten years.
Correlation  refers  to  the degree the applicable index has changed relative to changes in the JPMorgan Optimax Market-Neutral Index. The Sharpe Ratio, which is a measure of risk-adjusted performance, is calculated as the annualized ten year return divided by the annualized ten year volatility.

Key Risks

o    There  are risks associated with a momentum-based investment strategy. The
      Index  may fail to realize gains that could occur from holding assets that have  experienced  price  declines,  but  experience  a sudden price spike thereafter.

o    The  Index  may  not  be  successful,  may  not outperform any alternative strategy related to the Basket Constituents, or may not achieve its target volatility of 5%.

o   The  investment  strategy  involves  monthly  rebalancing  and  maximum weighting  caps  applied  to  the  Basket Constituents by sector and asset type.

o    Changes in the value of the Basket Constituents may offset each other.

o   The  Index  was  established on May 6, 2008 and has a limited operating history

o    The Index  may  perform poorly in non -trending 'choppy' markets characterized by short-term volatility.

o    The  reported  level  of  the Index will include the deduction of a fee assessed at 0.96% per annum.

o   The  momentum  strategy  embedded in the Index may not outperform other strategies that do not rebalance monthly.

o   The  Index  is  not  representative  of  a  pure long -only commodities allocation and is not designed to replicate commodities markets.

o    Commodities  futures  contracts  are  subject  to  uncertain  legal and regulatory regimes that may adversely affect the timing and amount of your payment at maturity.

o    Commodities  prices  may  change  unpredictably, affecting the Index in unforeseeable ways.

o    If  a negative weighting is assigned to a Basket Constituent, signifying a short  position  relative  to such constituent, there is an unlimited loss exposure to such constituent and such exposure may result in a significant drop in the level of the Index.

o    Our affiliate, JPMSL, is the Calculation Agent and may adjust the Index in a  way  that  affects  its level. JPMSL is under no obligation to consider your interest as an investor in securities linked to the Index.

Index Disclaimers

The Optimax Market-Neutral Index is not sponsored, endorsed, sold or promoted by
Standard  &  Poor's,  a  division of the McGraw -Hill Companies, Inc. Standard &
Poor's  makes  no representation or warranty, express or implied, of the ability of  the  Standard & Poor's Goldman Sachs Commodity Index Excess Return (the "S&P
GSCI[TM]")  or  any  component  sub  -index  to  track  general commodity market performance  or  any  segment  thereof  respectively.  Standard  &  Poor's' only relationship  to JPMorgan (in such capacity, the "Licensee") is the licensing of the  S&P  GSCI[TM]  and any component sub -indices, all of which are determined, composed  and  calculated by Standard & Poor's without regard to the Licensee or the Index. Standard & Poor's has no obligation to take the needs of the Licensee or the Index into consideration in determining, composing or calculating the S&P
GSCI[TM]  or  any  component  sub -index. The S&P GSCI[TM] and the component sub
-indices  thereof  are  not  owned,  endorsed, or approved by or associated with
Goldman Sachs & Co. or its affiliated companies.

For  more  information  on the Index and for additional key risk information see
Page            9            the           Strategy           Guide           at
http://www.sec.gov/Archives/edgar/data/19617/000095010312005402/dp3   3524  _fwp
-opti.htm   http://www.sec.gov/Archives/edgar/data/19617/000095010312005402/crt_
dp33524 -fwp.pdf

The  risks identified above are not exhaustive. You should also review carefully the  related  "Risk  Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.

DISCLAIMER

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(including a prospectus) with the Securities and Exchange Commission (the "SEC")
for  any  offerings  to  which  these materials relate. Before you invest in any offering  of  securities  by J.P. Morgan, you should read the prospectus in that
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product supplement, the relevant term sheet or pricing supplement, and any other documents  that J.P. Morgan will file with the SEC relating to such offering for more  complete information about J.P. Morgan and the offering of any securities.
You may get these documents without cost by visiting EDGAR on the SEC Website at
www.sec.gov.  Alternatively, J.P. Morgan, any agent, or any dealer participating in  the  particular  offering  will  arrange  to send you the prospectus and the prospectus  supplement,  as  well  as  any  product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535 -9248.

Free  Writing  Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966

J. P. Morgan Structured Investments | 800 576 3529 | JPM_ Structured _
 Investments@jpmorgan. com March 02, 2015